Nicor Inc.
Form 8-K
Exhibit 99.01
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
February 23, 2011	Contact: Kary Brunner, re: N-1039
630 388-2529
Media Contact: Richard Caragol
630 388-2686

NICOR ANNOUNCES 2010 PRELIMINARY EARNINGS AND 2011 ANNUAL OUTLOOK

Naperville, IL – February 23, 2011—Nicor Inc. (NYSE: GAS) today reported twelve months ended December 31, 2010, preliminary net income, operating income and diluted earnings per common share were $138.4 million, $235.7 million and $3.02, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $135.5 million, $220.3 million and $2.98, respectively.

Excluding the impact of the mercury item noted below, earnings for the twelve months ended December 31, 2010, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution business, partially offset by lower operating income in the company’s shipping and other energy-related businesses, as well as lower corporate operating results.  The twelve-months-ended comparisons also reflect lower pre-tax equity investment income and a higher effective income tax rate in 2010.  Results for 2010 included a $1.3 million pre-tax reduction to the company’s previously established reserve for its mercury inspection and repair program.

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“I am pleased with Nicor’s solid financial results in 2010,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer.  “During a year of ongoing economic challenges, we continued to focus on operating efficiencies and managing controllable costs.  These efforts helped Nicor Gas and our Other Energy Ventures finish the year ahead of budget, and allowed Tropical Shipping to mitigate the impact of economic weakness and increased competitive pressure in its markets.  Looking ahead, our consolidated 2011 financial outlook is lower than 2010 as Nicor Gas’ results decline due primarily to the absence of the $31.7 million pre-tax benefit received in 2010 (related to 2008 and 2009 bad debt costs) and increased depreciation and operating costs.  Tropical Shipping is expected to show improved results in 2011, and our Other Energy Ventures results are expected to be comparable to 2010.  We’re especially excited about the future in light of our pending merger with AGL Resources, and we will be focusing on obtaining the necessary approvals to close this transaction as expeditiously as possible.”

Fourth quarter 2010 preliminary net income, operating income and diluted earnings per common share were $40.1 million, $65.9 million and $0.87, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $55.2 million, $91.1 million and $1.21, respectively.

Fourth quarter 2010 earnings, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution business, more than offset by lower operating income in the company’s shipping and other energy-related businesses, as well as lower corporate operating results.

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Details regarding twelve months ended December 31, 2010 and fourth quarter 2010 preliminary financial results compared to the same periods in 2009 follow:

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Gas distribution operating income increased $45.0 million for the twelve months ended December 31, 2010, compared to the prior year period, due primarily to higher gas distribution margin ($47.4 million), the aforementioned mercury reserve adjustment ($1.3 million), gains on property sales ($1.3 million) and lower operating and maintenance expense ($0.4 million), partially offset by higher depreciation expense ($6.2 million).

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Gas distribution margin reflected the impact of the increase in base rates (approximately $20 million), partially offset by lower natural gas deliveries due to warmer weather in 2010 compared to 2009 (approximately $8 million), lower interest on customer balances ($5.5 million) and lower demand unrelated to weather (approximately $4.0 million).  Gas distribution margin also reflected higher revenue from the bad debt cost recovery rider that became effective in the first quarter of 2010 ($32.5 million) and the energy efficiency rider ($8.8 million).  Revenue recognized under the bad debt and energy efficiency riders had no impact on operating income as operating and maintenance expense included an increase in an amount equal to revenue under these riders.

Operating and maintenance expense reflected lower company use and storage-related gas costs ($7.9 million), lower pension expense ($4.6 million), lower billing and call center-related costs ($2.9 million) and lower costs on legal matters ($2.6 million), partially offset by higher bad debt expense incurred in 2010 (attributable to the $63 million annual benchmark for 2010) compared to 2009 ($9.8 million).

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In addition, operating and maintenance expense increased for amounts related to the revenue recognized under the bad debt cost recovery rider ($32.5 million) and the energy efficiency rider ($8.8 million) noted above.  Also, as a result of the approval of the bad debt rider in February 2010, the company recognized, as a reduction in the first quarter’s operating and maintenance expense (thereby increasing operating income), a $31.7 million pre-tax benefit attributable to 2008’s and 2009’s net under-recovery of bad debt expense.

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Gas distribution operating income increased $1.9 million for the fourth quarter 2010 compared to the prior year period due primarily to higher margin ($7.4 million) and gains on property sales ($1.3 million), partially offset by higher operating and maintenance expense ($5.5 million) and higher depreciation expense ($1.8 million).

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Gas distribution margin reflected lower demand unrelated to weather (approximately $4.0 million).  In addition, gas distribution margin increased due to higher revenue related to the bad debt cost recovery rider ($9.7 million).

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Operating and maintenance expense reflected lower costs on legal matters ($2.2 million), lower pension expense ($1.2 million) and lower company use and storage-related gas costs ($0.8 million), partially offset by higher bad debt expense incurred in the fourth quarter of 2010 (attributable to the $63 million annual benchmark for 2010) compared to 2009 ($3.0 million).  Operating and maintenance expense increased for amounts related to the bad debt cost recovery rider ($9.7 million) noted above.

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Shipping operating income decreased $14.8 million for the twelve months ended December 31, 2010, compared to the same period in 2009, due to lower operating revenues and higher operating expenses.  Lower operating revenues were due to lower volumes shipped, partially offset by higher average rates (attributable to higher cost-recovery surcharges for fuel, partially offset by lower base rates).  Higher operating expenses were due primarily to higher transportation-related costs (largely attributable to higher fuel prices) and higher repairs and maintenance costs, partially offset by lower charter costs and lower payroll and benefit-related costs.  Shipping operating income decreased $6.4 million for the fourth quarter 2010 compared to the prior year period due to lower operating revenues and higher operating expenses.  Lower operating revenues were due to lower volumes shipped, partially offset by higher average rates (attributable to higher base rates and cost-recovery surcharges for fuel).  Higher operating expenses were due primarily to higher cargo claims expense and higher wages and benefits.

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Other energy ventures operating income decreased $11.1 million for the twelve months ended December 31, 2010, compared to the prior year period, due to lower operating income at the company’s wholesale natural gas marketing business, partially offset by higher operating income at the company’s retail energy-related products and services businesses.  Other energy ventures operating income decreased $15.0 million for the fourth quarter 2010 compared to the prior year period due to lower operating income at the company’s wholesale natural gas marketing business.  Fourth quarter 2010 results at the company’s retail energy-related products and services businesses were comparable to the prior year.

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Lower operating income in the company’s wholesale natural gas marketing business for the twelve months ended December 31, 2010, compared to the prior year period, was due to unfavorable results from the company’s risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses and unfavorable costing of physical sales activity, partially offset by favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.

Lower operating income in the company’s wholesale natural gas marketing business for the fourth quarter 2010, compared to the same period in 2009, was due primarily to unfavorable costing of physical sales.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.

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In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

Higher operating income for the twelve months ended December 31, 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses was due to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses were due primarily to lower average cost per utility-bill management contract resulting from lower average natural gas prices, partially offset by higher average contract volumes.  Lower operating revenues were attributable to lower average revenue per utility-bill management contract attributable to lower average natural gas prices, partially offset by higher average contract volumes.

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Corporate operating results declined $3.7 million for the twelve months ended December 31, 2010, compared to the same period in 2009, due primarily to costs associated with the company’s proposed merger (noted below) with AGL Resources Inc. (“AGL Resources”) ($4.6 million), partially offset by a lower weather-related cost.  The company recorded a $1.3 million pre-tax weather-related cost in the twelve months ended December 31, 2010 compared to a $3.7 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

Corporate operating results declined $5.7 million for the fourth quarter 2010 compared to the same period in 2009 due primarily to merger-related costs.

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The twelve months ended December 31, 2010 financial results, compared to the prior year period, reflected a higher effective income tax rate and lower pre-tax equity investment income due to the absence of a $10.1 million pre-tax gain, recorded in the first quarter of 2009, related to the sale of the company’s equity investment interest in EN Engineering.  Full year and fourth quarter comparisons also reflected an increase in equity income of $2.5 million and $1.7 million, respectively, from the company’s investment in Triton, a cargo container leasing company.

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Merger Update
In December 2010, the company entered into a merger agreement with AGL Resources.  The completion of the proposed merger is subject to the customary conditions, including among others, required regulatory approvals and shareholder approval by both companies.  In January 2011, the company, the company’s gas distribution business and AGL Resources filed a joint application with the Illinois Commerce Commission (“ICC”) for approval of the proposed merger.  The ICC has eleven months to act upon the application.  Additional information relating to the proposed merger can be found in the joint proxy statement / prospectus contained in the registration statement on Form S-4 filed by AGL Resources on February 4, 2011.

2011 Earnings Outlook
The company estimates 2011 diluted earnings per common share will be in the range of $2.30 to $2.50.  The annual outlook excludes, among other things, the impact (including any merger and integration costs incurred in 2011) of the proposed merger with AGL Resources and any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or future changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2011 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on historical weather patterns.

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The company’s 2011 earnings outlook, compared to 2010 results, reflects lower expected results in the company’s gas distribution business, higher results in its shipping business and comparable results in its other energy-related businesses.  The company’s 2011 net income will be adversely impacted by the absence of the net benefit recognized in 2010, attributable to the 2008 and 2009 net under-recovery of bad debt expense, as a result of the bad debt rider.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary 2010 financial results and 2011 annual outlook.  The conference call will be this Wednesday morning, February 23, 2011 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Wednesday, March 10, 2011.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 48269873.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.     - MORE -

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due, among other things, to the outcome of the proposed merger between the company and AGL Resources, the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Specifically with respect to the proposed merger between the company and AGL Resources, the company’s expectations are subject to future events, risks and uncertainties, and there are several factors – many beyond the company’s control – that could cause results to differ significantly from its expectations. Such events, risks and uncertainties include, but are not limited to:
o	the possibility that the company’s business may suffer as a result of the uncertainty surrounding the merger;
o	the possibility that AGL Resources and Nicor will not receive the regulatory approvals required to complete the merger or that the merger will not be consummated for other reasons;
o	the possibility of adverse decisions in pending and potential state and federal class action lawsuits, including five shareholder suits, relating to the merger;

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o	the possibility that the company may not be able to maintain relationships with its employees, suppliers, or customers as a result of the uncertainty surrounding the merger; and
o	the possibility that the merger agreement will be terminated under circumstances in which the company would incur termination payment obligations.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
Unaudited (millions, except per share data)
	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009
Operating revenues
Gas distribution	$602.6	$615.5	$2,204.4	$2,140.8
Shipping	91.6	96.1	345.0	352.6
Other energy ventures	61.2	76.0	218.4	239.0
Corporate and eliminations	(16.6)	(19.5)	(58.0)	(80.3)
Total operating revenues	738.8	768.1	2,709.8	2,652.1

Operating expenses
Gas distribution
Cost of gas	381.8	402.5	1,364.1	1,345.7
Operating and maintenance	82.9	77.4	300.0	300.4
Depreciation	45.8	44.0	183.6	177.4
Taxes, other than income taxes	40.2	40.3	164.6	167.6
Other	(1.3)	-	(2.6)	-
Shipping	84.5	82.6	330.6	323.4
Other energy ventures	49.7	49.5	184.0	193.5
Other corporate expenses and eliminations	(10.7)	(19.3)	(50.2)	(76.2)
Total operating expenses	672.9	677.0	2,474.1	2,431.8

Operating income (1)	65.9	91.1	235.7	220.3
Interest expense, net of amounts capitalized	9.7	11.3	38.1	38.7
Equity investment income, net	3.1	1.5	8.2	15.8
Interest income	-	0.5	1.1	2.3
Other income, net	.4	-	1.2	.9

Income before income taxes	59.7	81.8	208.1	200.6
Income tax expense, net of benefits	19.6	26.6	69.7	65.1

Net income	$40.1	$55.2	$138.4	$135.5

Average shares of common stock outstanding
Basic	45.8	45.4	45.7	45.4
Diluted	45.8	45.6	45.7	45.5

Earnings per average share of common stock
Basic	$.87	$1.22	$3.02	$2.99
Diluted	.87	1.21	3.02	2.98

(1) Operating income (loss) by business
Gas distribution	$53.2	$51.3	$194.7	$149.7
Shipping	7.1	13.5	14.4	29.2
Other energy ventures	11.5	26.5	34.4	45.5
Corporate and eliminations	(5.9)	(.2)	(7.8)	(4.1)
	$65.9	$91.1	$235.7	$220.3

Nicor Inc.
Gas Distribution Statistics
	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009
Operating revenues (millions)
Sales
Residential	$407.3	$408.1	$1,443.9	$1,377.9
Commercial	97.3	104.5	355.9	350.4
Industrial	10.5	10.4	39.9	38.2
	515.1	523.0	1,839.7	1,766.5
Transportation
Residential	12.5	13.0	46.3	47.1
Commercial	21.0	22.2	75.1	79.1
Industrial	9.5	9.4	40.3	39.4
Other	.3	.1	1.7	4.1
	43.3	44.7	163.4	169.7
Other revenues
Revenue taxes	36.3	35.8	148.1	150.3
Environmental cost recovery	1.7	3.3	10.7	12.5
Chicago Hub	1.1	2.1	4.1	7.7
Other	5.1	6.6	38.4	34.1
	44.2	47.8	201.3	204.6
	$602.6	$615.5	$2,204.4	$2,140.8
Deliveries (Bcf)
Sales
Residential	65.7	64.9	188.2	199.8
Commercial	16.3	17.2	49.0	52.7
Industrial	1.9	1.9	6.0	6.3
	83.9	84.0	243.2	258.8
Transportation
Residential	7.8	8.3	22.8	25.4
Commercial	26.3	29.0	83.3	89.6
Industrial	27.2	25.5	104.7	102.1
	61.3	62.8	210.8	217.1
	145.2	146.8	454.0	475.9
Customers at end of period (thousands)
Sales
Residential	1,788	1,763
Commercial	134	132
Industrial	8	8
	1,930	1,903
Transportation
Residential	206	218
Commercial	48	50
Industrial	4	5
	258	273
	2,188	2,176

Other statistics
Degree days	2,173	2,169	5,720	6,106
Colder than normal (1)	8%	7%	2%	9%
Average gas cost per Mcf sold	$4.47	$4.68	$5.49	$5.06

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year for 2010 and 2009 and 5,830 degree days per year for 2008.

Nicor Inc.
Shipping Statistics
	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009

Twenty-foot equivalent units (TEUs) shipped (thousands)	43.1	48.3	170.7	176.6

Revenue per TEU	$2,131	$1,988	$2,022	$1,997

At end of period

Ports served	25	25

Vessels operated	14	15